EXHIBIT 99.1

ONE LIBERTY PROPERTIES, INC.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC.
ANNOUNCES RESULTS OF OPERATIONS
FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2009

Great Neck, New York – November 6, 2009 – One Liberty Properties, Inc. (NYSE: OLP) today announced that for the three months ended September 30, 2009, it had total revenues of $9,591,000 and net income of $3,440,000, or $.31 per share.  For the three months ended September 30, 2008, One Liberty had total revenues of $8,746,000 and net income of $2,468,000, or $.22 per share. The weighted average number of common shares outstanding is 11,174,000 and 11,329,000 for the three months ended September 30, 2009 and September 30, 2008, respectively.

One Liberty also reported total revenues of $30,962,000 for the nine months ended September 30, 2009 compared to $25,973,000 for the nine months ended September 30, 2008.  Total revenues for the nine months ended September 30, 2009 includes rental income of $29,178,000 and a lease termination fee of $1,784,000.  All revenues for the nine months ended September 30, 2008 relate to rental income.  Net income for the nine months ended September 30, 2009 was $10,536,000, or $.94 per share.  This compares with net income of $8,493,000, or $.75 per share, for the nine months ended September 30, 2008.  The weighted average number of common shares outstanding is 11,256,000 and 11,340,000 for the nine months ended September 30, 2009 and 2008, respectively.

Funds from operations (FFO) for the three months ended September 30, 2009 were $5,740,000, or $.51 per share, compared to $4,713,000, or $.42 per share for the three months ended September 30, 2008.  FFO for the nine months ended September 30, 2009 was $17,725,000, or $1.57 per share, compared to $14,958,000, or $.1.32 per share for the nine months ended September 30, 2008.  Funds from operations, calculated in accordance with the NAREIT definition, adds back to net income depreciation of properties, One Liberty’s share of depreciation of its unconsolidated joint ventures and amortization of capitalized leasing expenses, and deducts from net income gain on sale of real estate assets, including One Liberty’s share of the gain on disposition of real estate of unconsolidated joint ventures.

Commenting on the results of operations, Patrick J. Callan, Jr., President and Chief Executive Officer of the Company, noted the following:

•	Rental income increased by $845,000, or 9.7%, quarter over quarter, due primarily to additional rental income generated from nine properties acquired in the second half of 2008.

•
Rental income for the nine months ended September 30, 2009 increased by $3,205,000, or 12.3%, as compared to rental income for the nine months ended September 30, 2008.  The increase in rental income is primarily due to the acquisition of twelve properties in 2008.

•
Operating expenses increased by $298,000, or 8%, for the three months ended September 30, 2009 and by $1,084,000, or 9.9%, for the nine months ended September 30, 2009.  Operating expenses increased in both current periods primarily because of an increase in depreciation and amortization resulting from property acquisitions in 2008.  Also contributing to the increase in operating expenses in both current periods was an increase in real estate operating expenses related to repair and maintenance items and real estate taxes.  The nine months ended September 30, 2008 benefitted from a $1,830,000 gain on sale of excess unimproved land.  There was no comparable sale in the current nine month period.

•
Discontinued operations increased by $544,000, or 79.9%, quarter over quarter and by $727,000, or 76.3%, nine months over nine months due in large measure to the inclusion in both current periods of a gain of $897,000 resulting from our conveyance of five Circuit City properties to the holder of the mortgages secured by the properties.

•
Subsequent to the close of the quarter, the Company sold two properties for a total consideration of approximately $31,800,000, and received net proceeds after payment of mortgages and other costs and expenses of approximately $11,000,000.  The Company will recognize an aggregate gain for accounting purposes on these transactions of approximately $5,800,000 and a taxable gain of approximately $7,100,000.  The Company may defer the gain for federal income tax purposes by entering into an IRC Section 1031 tax-deferred exchange, using the sale proceeds to acquire one or more replacement properties.  As of this date, the Company has not identified one or more replacement properties and there is no assurance that it will be able to locate suitable replacement properties in accordance with applicable statutory and regulatory requirements.

 Mr. Callan noted that notwithstanding the difficult economic conditions in the country, the Company’s operations were satisfactory in both current periods.  He stated that, “the Company continues to have concerns about the economy, particularly the retail segment, and that it continues to carefully monitor its portfolio.  We are hopeful, however, that business is starting to stabilize and we look forward to 2010 with cautious optimism.”

One Liberty Properties is a real estate investment trust and invests primarily in improved commercial real estate under long term net lease.

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions.  Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Form 10-K and Amendment No. 1 thereto (Form 10-K/A) for the year ended December 31, 2008.  You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

Contact:	Simeon Brinberg
(516) 466-3100

ONE LIBERTY PROPERTIES, INC.   (NYSE:  OLP)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues:
Rental income - Note 1	$9,591	$8,746	$29,178	$25,973
Lease termination fee	-	-	1,784	-
Total revenues	9,591	8,746	30,962	25,973

Operating expenses:
Depreciation and amortization	2,107	1,910	6,355	5,653
General and administrative	1,643	1,695	4,895	4,893
Real estate expenses	191	38	531	151
Leasehold rent	77	77	231	231
Total operating expenses	4,018	3,720	12,012	10,928

Operating income	5,573	5,026	18,950	15,045

Other income and expenses:
Equity in earnings of unconsolidated joint ventures	140	149	449	446
Gain on disposition of real estate of unconsolidated joint venture	-	-	-	297
Interest and other income	85	157	292	487
Interest:
Expense	(3,400)	(3,399)	(10,250)	(10,127)
Amortization of deferred financing costs	(183)	(146)	(585)	(438)
Gain on sale of excess unimproved land	-	-		1,830

Income from continuing operations	2,215	1,787	8,856	7,540

Discontinued operations:
Income from operations	328	681	1,012	1,705
Impairment charges on property sold at a loss	-	-	(229)	(752)
Gain on troubled mortgage restructuring, as a result
of conveyance to mortgagee	897	-	897	-
Income from discontinued operations	1,225	681	1,680	953

Net income	$3,440	$2,468	$10,536	$8,493

Net income per common share-basic and diluted:
Income from continuing operations	$0.20	$0.16	$0.79	$0.67
Income from discontinued operations	0.11	0.06	0.15	0.08
Net income per common share	$0.31	$0.22	$0.94	$0.75

Funds from operations - Note 2	$5,740	$4,713	$17,725	$14,958

Funds from operations per common share-diluted - Note 3	$0.51	$0.42	$1.57	$1.32

Weighted average number of common shares outstanding:
Basic and Diluted	11,174	11,329	11,256	11,340

Note 1 - Rental income includes straight line rent accruals and amortization of lease intangibles of $571 and $208 for the nine and three months ended September 30, 2009 and $905 and $288 for the nine and three months ended September 30, 2008, respectively.

Note 2 - Funds from operations is summarized in the following table:
Net income	$3,440	$2,468	$10,536	$8,493
Add: depreciation of properties	2,201	2,149	6,893	6,475
Add: our share of depreciation in unconsolidated joint ventures	81	81	243	241
Add: amortization of capitalized leasing expenses	18	15	53	46
Deduct: our share of net gain on sale in unconsolidated joint ventures	-	-	-	(297)

Funds from operations (a)	$5,740	$4,713	$17,725	$14,958

Note 3 - Funds from operations per common share is summarized in the following table:
Net income	$0.31	$0.22	$0.94	$0.75
Add: depreciation of properties	0.19	0.19	0.61	0.57
Add: our share of depreciation in unconsolidated joint ventures	0.01	0.01	0.02	0.02
Add: amortization of capitalized leasing expenses	-	-	-	-
Deduct: our share of net gain on sale in unconsolidated joint ventures	-	-	-	(0.02)

Funds from operations per common share (a)	$0.51	$0.42	$1.57	$1.32

(a)  We believe that FFO is a useful and a standard supplemental measure of the operating performance for equity REITs and is used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO when reporting their operating results.  FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assumes that the value of real estate assets diminish predictability over time.  In fact real estate values have historically risen and fallen with market conditions.  As a result, we believe that FFO provides a performance measure that when compared year over year, should reflect the impact on operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income.  We also consider FFO to be useful to us in evaluating potential property acquisitions.

FFO does not represent net income or cash flows from operations as defined by GAAP.  You should not consider FFO to be an alternative to net income as a reliable measure of our operating performance; nor should you consider FFO to be an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

FFO does not measure whether cash flow is sufficient to fund all of our cash needs, including principal amortization, capital improvements and distributions to stockholders.  FFO does not represent cash flows from operating, investing or financing activities as defined by GAAP.

	ONE LIBERTY PROPERTIES, INC.
	CONDENSED BALANCE SHEETS
	(Amounts in Thousands)

	September 30,	December 31,
	2009	2008
ASSETS
Real estate investments, net	$347,629	$353,113
Investment in unconsolidated joint ventures	5,900	5,857
Cash and cash equivalents	10,639	10,947
Available for sale securities (including treasury bills of $6,498 in 2009)	9,212	297
Properties held for sale	23,732	34,343
Assets related to properties held for sale	1,824	2,129
Unbilled rent receivable	10,189	9,623
Other assets	11,737	12,796
Total assets	$420,862	$429,105

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Mortgages payable	$202,293	$207,553
Mortgages payable-properties held for sale	9,069	17,961
Line of credit	27,000	27,000
Other liabilities	9,286	12,616
Total liabilities	247,648	265,130

Stockholders' equity	173,214	163,975
Total liabilities and stockholders' equity	$420,862	$429,105